Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of November 24, 2021 (the “Effective Date” and the “Closing Date”), by and between The OLB Group, Inc., a Delaware corporation, (the “Purchaser”) and FFS Data Corporation, a Texas corporation (“Seller”). Exhibit A of this Agreement contains defined terms.

RECITIALS

The Seller is engaged in the business of financial transaction processing services for the CBD merchant industry along with other merchants, with a principal place of business at Abilene, Taylor County, Texas (“Merchant Processing” and when referring to Merchant Processing as conducted by Seller the “Business”). The Seller and the Purchaser have entered into this Agreement to set forth the terms and conditions upon which the Purchaser will purchase from the Seller, and the Seller will sell to the Purchaser, certain specific assets identified in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ONE

PURCHASE AND SALE OF ASSETS AND LIABILITIES

1.1. On the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties, and covenants set forth herein, the Seller will sell, assign, transfer, convey, and deliver the Purchased Assets to the Purchaser, and the Purchaser will purchase, acquire, and accept the Purchased Assets from the Seller, free and clear of any Liens. The “Purchased Assets” consist of all of the Seller’s rights, title and interests in and to the specific assets, properties and rights described in the following paragraphs:

(a) All of Seller’s CBD Merchant Portfolio Accounts described and specifically set forth on Schedule 1.1 (a) attached hereto and incorporated herein for all purposes (collectively, the “Purchased Assets”).

(b) All contact information for the Seller’s existing customers or merchants listed on Schedule 1.1 whereby Purchaser will be able to contact the Customer via mail, telephone, email, and facsimile, as set forth on Schedule 1.1(a).

(c) Specified Intellectual Property relating to or associated with any of the Purchased Assets including software codes, as set forth on Schedule 1.1(c).

(d) All Merchant net revenue, residuals, rebates, or credits relating to the Purchased Assets accruing from October 1, 2021.

(e) All proprietary and confidential data, information and materials in relation to the Purchased Assets including, but not limited to, the Portfolio Residual and Assigned Agreements, including, but not limited to Merchant lists related to the Portfolio Residual, Merchant and Referral Partner pricing information, books and records, financial information and all documentation related thereto (“Proprietary Information”). Any supplemental information required or desired by Purchaser shall be provided by Seller to Purchaser upon request.

(f)  The Assigned Agreements as of the Closing Date and all proceeds therefrom, including but not limited to all of Seller’s right, title and interest in those contracts, licenses, purchase orders, contractual rights, and other agreements, as identified in Schedule 1.1(f) (identifying each third party for each Assigned Agreement) as well as all agreements and/or contracts subsequently identified which are in any way connected with or related to the Portfolio Residual and/or the revenues, profits, and proceeds therefrom. (Purchaser shall have the right, but not the obligation to accept assignment over all Seller’s Assigned Agreements, at Purchaser’s sole discretion);

(g) All itemized Accounts Receivables owed to Seller in relation to the Purchased Assets as of the date of Closing and all proceeds owed therefrom as identified in Schedule 1.1(g). Purchaser acknowledges that Seller is a going concern with other accounts receivable unrelated to the Purchased Assets, which Seller is not transferring to Purchaser under this Agreement

(f) All rights and interests that Seller may have in materials, data and information provided by or collected about or on behalf of Seller’s Merchants that produce the Portfolio Residual, including Merchant Applications and Merchant Agreements (individually and collectively, “Client Information”).

1.2 All Liabilities and obligations of Seller in connection with and directly related to the Purchased Assets shall be assumed by the Purchaser from and after the Closing Date. Except as set forth within Schedule 1.2, Seller shall retain all of Seller’s Liabilities, debts, and obligations in relation to Seller’s Business and the Purchased Assets. Purchaser shall not be responsible for payment of any of Seller’s pending or future Liabilities, claims or obligations arising from Transactions with an Acquirer’s processing date prior to the Closing Date, regardless of when a claim is initiated.

1.3 Purchase Price. The total consideration for the Purchased Assets will be $20,000,000.00 payable by Purchaser as follows:

(a) The cash sum of $16,000,000.00 shall be payable by Purchaser to Seller at Closing.

(b) The cash sum of $2,000,000.00 shall be payable by Purchaser to Seller within but not later than six (6) months after Closing.

(c) The cash sum of $2,000,000.00 shall be paid by Purchaser at Closing to an escrow account established by Purchaser and Seller and subject to the Attrition Adjustment provided in hereinbelow.

1.4 Attrition Adjustment. At Closing, $2,000,000.00 (“Escrowed Funds”) shall be deposited into an escrow account to be released one year following the Closing Date (the “Anniversary Date”) in accordance with the following terms and conditions. Any escrow fees charged by the bank holding the Escrowed Funds shall be paid by Purchaser. Using the gross revenue figure of $1,200,000.00 from the Fiserv MM101 Report, the attrition adjustment to be applied to the Escrowed Funds, if any, shall be the percentage of the average revenue shortfall that occurs in months 9 through 12 after Closing that is more than 20% of the $1,200,000.00. For clarity, the grow revenue figure represents the total merchant income collected from all the Merchants as represented on the Fiserv MM101 Report. If that average revenue shortfall percentage calculation is 20% or less, then the full amount of the Escrowed Funds shall be released to Seller on the Anniversary Date. If that average revenue shortfall is more than 20%, then the Escrowed Funds will be released to Seller and Purchaser in pro rata amounts using the percentage basis of the funds that is more than 20%. As an illustration, if the average revenue shortfall is 30%, the Escrowed Funds shall be released to Seller in the amount of $1,800,000.00 and to Purchaser in the amount of $200,000.00 (using an attrition adjustment of 10%). The average revenue shortfall calculation will be based on and calculated by using the Fiserv MM101 Report even if any of the Purchased Assets are moved and boarded on another platform.

1.5 Closing.

(a) Time and Place. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place as close to 10:00 a.m. Eastern Time as reasonably possible on or before the Effective Date or as otherwise mutually agreed (the “Closing Date”), by delivery of documents in escrow to Purchaser’s counsel via e-mail or courier and wire transfer of funds rather than meeting in one place to accomplish the same. The Closing shall be deemed effective as of 11:59 p.m. Eastern Time on the Closing Date.

(b) Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser each of the following:

(i)	A General Assignment and Bill of Sale in the form attached hereto as Exhibit B, executed by Seller (the “Bill of Sale”).

(ii)	Evidence that Seller has paid in full or otherwise discharged all Liens on the Purchased Assets, including, without limitation, UCC termination statements or such other evidence of release and/or termination of all Liens on the Purchased Assets as Purchaser shall reasonably request, terminating all such security interests, pledges and liens and other encumbrances, if any.

(iii)	A certification of the secretary of the Seller confirming authorization of the execution and delivery by the Seller of this Agreement and the other documents, agreements, instruments, and certificates contemplated hereby, and the performance by the Seller of its obligations hereunder.

(iv)	Documentation required to assume and thereafter transfer the BIN and ICA related to the Purchased Assets from Seller’s Member to Esquire Bank on the FDMS System.

(v)	Documentation, consents, and assignment of the FSP Agreement.

(vi)	Documentation, consents and assignment of the ISO Sponsorship Agreement.

(vii)	All other documents reasonably necessary to effectuate the purchase, sale and use of the Purchased Assets at the Closing, including all documentation, codes and other information required to utilize the Purchased Assets being sold to Purchaser.

(c) Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller each of the following:

(i)	The cash portion of the Purchase Price to be paid to Seller at closing and the Escrowed Funds cash amount to be deposited in the escrow bank account in the form of a wire payment or check.

(ii)	A counterpart of the Bill of Sale executed by Purchaser.

(iii)	A certification of the secretary of the Purchaser confirming authorization of the execution and delivery by the Purchaser of this Agreement and the other documents, agreements, instruments, and certificates contemplated hereby, and the performance by the Purchaser of its obligations hereunder.

(iv)	All other documents reasonably necessary to effectuate the purchase, sale and use of the Purchased Assets at the Closing.

1.6 Free and Clear. Seller shall sell, transfer, convey, assign and deliver the Purchased Assets free and clear of all Liens. Seller shall retain the responsibility for full and complete compliance with any and all Laws related or applicable to the bulk transfer, sale of Purchased Assets law (collectively the “Bulk Sales Laws”) and taxation, including all individual states within the United States (“U.S.”), all municipalities within all U.S. States, and/or U.S. federal. Seller shall indemnify, defend, and hold harmless Purchaser for any costs, expenses, liabilities, fines, fees, penalties, and/or costs (including without limitation administrative costs, court costs, and attorneys’ fees), for any direct or indirect violation or non-compliance by any party with the Bulk Sales Laws and/or tax responsibilities of the Seller as a result of this transaction.

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller makes the following representations and warranties to and for the benefit of the Purchaser, and acknowledges the Purchaser’s justifiable reliance thereon:

2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

2.2 Power and Authority; No Conflict; Consents.

(a) Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly authorized by all requisite corporate action on the part of Seller, its manager, officers, directors, and shareholders, and do not and will not:

(i)	Violate (A) any provision of applicable law, (B) the Seller’s certificate of formation for profit corporation, bylaws, shareholder’ or shareholders agreement (C) any agreements, understandings or proposed transactions between Seller and any of its officers, directors, managers, employees, or any Affiliate thereof that could potentially result in any decline in the value of the Purchased Assets, or otherwise prevent the Purchased Assets from transferring free and clear of any third party claims; or (D) any judgment, order, decree, ruling, charge or other restriction of any court or other agency of government.

(ii)	Conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any agreement, contract, lease, instrument, or other arrangement to which the Seller is a party or by which it is bound, or to which any of the Seller’s assets (including, without limitation, the Purchased Assets) is subject.

(iii)	Result in the creation or imposition of any Lien upon any of the properties or assets of the Seller (including, without limitation, the Purchased Assets).

(c) No license, permit, approval, or consent of any court, governmental agency, other public authority or third party is required as a condition to the authorization, execution, and delivery of this Agreement by the Seller, or the performance by Seller of its obligations hereunder.

2.3 Binding Obligation. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid, and binding obligation of Seller, enforceable in accordance with its terms. Seller will provide Purchaser with any information that Purchaser may reasonably request in connection with this Agreement or other documents necessary to effectuate the transactions contemplated in this Agreement. If any information previously provided becomes incorrect or misleading, Seller will provide Purchaser with corrected information. As of the date of this Agreement, Purchaser represents to Seller that the information provided in connection with this Agreement is true and complete in all material respects.

2.4 Litigation; Compliance.

(a) There is no (i) action, suit, claim, proceeding or investigation pending or threatened against or affecting the Purchased Assets, at law or in equity, or before or by any Governmental Body, (ii) arbitration proceeding relating to the Purchased Assets pending under collective bargaining agreements or otherwise, or (iii) Governmental Body inquiry pending or, to Seller’s Knowledge, threatened against or affecting the Purchased Assets that would materially and adversely affect Seller’s ability to perform its obligations hereunder.

(b) Seller is not in default with respect to any order, writ, injunction or decree of any court or of Governmental Body that would materially and adversely affect its ability to perform its obligations hereunder. Seller has complied in all material respects with all Legal Requirements, and Seller has all material permits, licenses, and authorization required for the Purchased Assets and Seller is not in default thereunder. No defaults exist in Seller’s performance or observance of any material obligation, agreement, covenant, or condition contained in any contract, indenture, loan agreement, note, lease or other agreement or instrument that would materially and adversely affect its ability to perform its obligations hereunder.

(c) The current use, operation and maintenance of the Purchased Assets by the Seller does not contravene or violate, any material ordinance or other administrative regulation, permits or approvals, or restrictive covenant or any provision of applicable law or rule, regulation, order or direction of any judicial, administrative or other Governmental Body having jurisdiction which is now in effect or which has been enacted, issued or adopted as of the date of this Agreement, and Seller has not received any written or verbal notice of any threatened change by any such Governmental Body that would impinge on the continued use, operation and maintenance of the Purchased Assets following Closing.

2.5 Title to Purchased Assets; Condition; Location. Seller has (or will have at the Closing) good and marketable title to the Purchased Assets, free and clear of all Liens and restrictions on transfer. All the Purchased Assets have been maintained in accordance with industry practice.

2.6 Broker’s and Finder’s Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

2.7 Taxes. Seller has not received notice of any open audit or outstanding notice of deficiency or delinquency with respect to any sales, use or other taxes to which the Purchased Assets are subject. Seller has duly filed all federal, state and local tax returns and reports required to be filed by Seller. All taxes owed by Seller in connection with the Purchased Assets (whether or not shown on a tax return) have been paid or will be paid when due and such tax returns and reports were correct and complete in all material respects.

2.8 Disclosure. The representations and warranties of the Seller contained in this Agreement do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading. Seller has made available to the Purchaser all the information reasonably available to the Seller that the Purchaser have requested for deciding whether to acquire the Purchased Assets and to assess the financial wherewithal of Seller to stand behind the representation, warranties and covenants made under this Agreement, including, without limitation the Seller’s FDMS System’s reports in connection with the Purchased Assets.

2.9 Card Association Compliance.

(a)  Purchaser has complied with and is in compliance with, in all material respects, all requirements of the Card Associations applicable to the Purchased Assets and Purchaser, including the Rules, in each case as may be in effect from time to time. Purchaser has, and has ensured that any of its Referral Partners and other agents who receive or have access to credit card non-public personal information in connection with Purchased Assets have, maintained and protected the privacy of any such credit card non- public personal information at least to the same extent that Purchaser are or would be required to maintain confidentiality under the Rules. Purchaser has not received notice of any actual or alleged violation of any Rules. To Purchaser’s Knowledge, none of the Merchant Accounts or Referral Partners of Purchaser have failed to comply with the Rules in such a way that it would cause Purchaser or any Referral Partners to whom Purchaser provides services to incur any material fee, fine or liability to the Card Associations, Member or the applicable Acquirer.

(b)  None of Purchaser’s Referral Partners or other agents acting on behalf of Purchaser is required to be registered with the Card Associations to perform its obligations under any agreement with Purchaser and the performance of such agreements will not cause Purchaser to violate the Rules.

(c)  Purchaser uses commercially reasonable best efforts to ensure that all of its Merchant Accounts, Referral Partners and other business relationships are and have been in material compliance with all Rules, including by monitoring such Merchant Accounts, Referral Partners and other business relationships from time to time.

2.10 Property Transfer Free and Clear; Compliance with Bulk Sales Laws. The Purchased Assets are free and clear of all mortgages, deeds of trust, Liens, loans and encumbrances, statutory liens for the payment of taxes, and liens that arise or arose in the ordinary course of business (regardless of whether or not such liens materially impair the Seller’s ownership or use of such property or assets). Seller has taken all actions necessary to ensure that the Purchased Assets are transferred to Purchaser free and clear of any and all past, present, and/or potential future Liens, encumbrances, and/or claim of a security interest in or against such Purchased Assets, which has or may be made by any investor, lender, creditor, or other third party. Seller has complied with and will continue to comply with all Bulk Sales Laws, where applicable. Seller has taken all steps, actions, and undertakings necessary to ensure and guaranty that (i) the transaction contemplated under this Agreement complies with all Bulk Sales Laws; and (ii) neither Party shall incur any liability of any nature under any Bulk Sales Laws as a result of the transaction contemplated under this Agreement.

2.11. No Material Adverse Changes. Since October 31, 2021, Seller has no Knowledge of any Material Adverse Changes to the Purchased Assets. To the best of Seller’s Knowledge, all financial information contained in the FDMS Systems and Client Information

2.12 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, Seller is and has been in compliance with all applicable Rules, Seller’s privacy policies and the requirements of any contract or codes of conduct to which the Seller is a party. Seller has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Seller is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

2.13 Purchased Assets. Schedules 1.1(a), 1.1(c), 1.1(f) and 1.2 contain true and correct descriptions of all of the Purchased Assets and information available to Seller in relation thereto. Seller shall ensure that Purchaser obtains (i) all rights in relation thereto; and (ii) ownership and control over all proceeds derived therefrom.

2.14 Assigned Agreements. The Assigned Agreements are all of the material contracts and agreements applicable to the Portfolio Residual and the ownership thereof. Each of the Assigned Agreements was properly executed by all parties identified therein, is in full force and effect, and there is no breach or default or threatened default by any party thereto. The Merchant Agreements have been executed by each Merchant or there is sufficient evidence to demonstrate that the Merchants have accepted the terms of the Merchant Agreements. Seller has or will obtain all consents and approvals necessary to effectuate the assignment to the Purchaser of all Assigned Agreements. Seller has not been prepaid any amount under any Assigned Agreement.

2.15 Proprietary Information; Client Information. Seller owns and will effectively transfer and assign to Purchaser all of Seller’s Proprietary Information and Client Information in relation to the Purchased Assets. Seller has kept confidential and safeguarded the disclosure of such Proprietary Information and Client Information consistent with industry standards. Seller is fully entitled, authorized and permitted to assign, transfer and deliver to Purchaser all Proprietary Information and all Client Information. Seller warrants that there is no reason to believe that any Merchant, Referral Partner and/or other Person will terminate or cancel (or attempt to terminate or cancel) any Assigned Agreement.

2.16 Referral Partners, Seller has delivered to Purchaser correct and complete copies of the Referral Agreements. Seller warrants that there is no liability or obligation to pay any residuals to Referral Partners accrued prior to the Closing Date. Seller shall defend, indemnify and hold Purchaser harmless from and against any liabilities, claims or losses arising from or in relation to any claims for compensation made by any Referral Partner in respect of any Purchased Assets prior to the Closing Date. With respect to each Referral Agreement, Seller states that to the best of Seller’s Knowledge, and belief: (i) each Referral Agreement is legal, valid, binding, enforceable, and in full force and effect in all respects; (ii) each Referral Agreement will continue to be legal, valid, binding, enforceable, and in full force and effect in all respects on identical terms following the consummation of the transactions contemplated hereby; and (iii) no party is, in any respect, in breach or default, and no event has occurred which with notice or lapse of time would constitute such a breach or default, or permit termination, modification, or acceleration, under each Referral Agreement; (iv) no party has repudiated any provision of each Referral Agreement.

2.17 No Third-Party Agreements. Except for the Referral Agreements, Seller has no agreements with any person or entity, including an independent sales organization, sales representative, or trade association, which to the best of Seller’s Knowledge would give rise to any claim against Seller that would cause a Material Adverse Effect to the Purchased Assets or to stand behind the representations, warranties and covenants set forth in this Agreement.

2.18. No Merchant Reserves. Seller attests that Seller is not holding any Merchant Reserve Funds, and from the Closing Date, Purchaser shall not be obligated to disburse any such funds to any Merchant.

2.19 Survival. The representations and warranties contained in Article 2 shall survive for a period of the later of either (i) three (3) years from the Closing Date or (ii) the expiration of the applicable statute of limitations applicable to claims based upon, involving, or connected with the subject matter of each respective representation and warranty.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the following representations and warranties to and for the benefit of the Seller, and acknowledges the Seller’s justifiable reliance thereon:

3.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Power and Authority; No Conflict; Consents.

(a) The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery by the Purchaser of this Agreement, and the performance by the Purchaser of its obligations hereunder, have been duly authorized by all requisite corporate action on the part of the Purchaser, its managers, officers, and members, and do not and will not:

(i)	violate (A) any provision of applicable law, (B) the Purchaser’s articles of organization or operating agreement, or (C) any judgment, order, decree, ruling, charge or other restriction of any court or other agency of government; or

(ii)	conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any agreement, contract, lease, instrument, or other arrangement to which the Purchaser is a party or by which it is bound, or to which any of the Purchaser’s assets is subject.

(c) No license, permit, approval, or consent of any court, governmental agency, other public authority or third party is required as a condition to the authorization, execution, and delivery of this Agreement by the Purchaser, or the performance by the Purchaser of its obligations hereunder.

3.3 Binding Obligation. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

3.4 Litigation; Compliance.

(a) There is no (i) action, suit, claim, proceeding or investigation pending or threatened against or affecting the Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Purchaser pending under collective bargaining agreements or otherwise, or (iii) governmental inquiry pending or, to our Knowledge, threatened against or affecting the Purchaser that would materially and adversely affect its ability to perform its obligations hereunder.

(b) The Purchaser is not in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that would materially and adversely affect its ability to perform its obligations hereunder. The Purchaser has complied in all material respects with all laws, rules, regulations and orders which are applicable to its business, operations, properties, assets, products and services, and the Purchaser has all material permits, licenses, and authorization required for the conduct of its business as currently conducted or proposed to be conducted. No defaults exist in the Purchaser’s performance or observance of any material obligation, agreement, covenant, or condition contained in any contract, indenture, loan agreement, note, lease or other agreement or instrument that would materially and adversely affect its ability to perform its obligations hereunder.

3.5 Broker’s and Finder’s Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 Disclosure. Purchaser’s representations and warranties contained in this Agreement do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

ARTICLE FOUR

INDEMNIFICATION

4.1 Indemnification by Seller. Seller hereby agrees to defend, indemnify and hold harmless Purchaser and its Affiliates, and each of their respective employees, stockholders, directors, managers, officers or agents (collectively, “Purchaser Indemnitees”), from and against any loss, liability, damage, penalty or expense (including reasonable attorney’s fees, expert witness fees and costs of defense) any such Purchaser lndemnitee suffers or incurs from and after the Closing Date as a result of (i) any failure by Seller or any of its Affiliates to comply with the terms of this Agreement or any of the Ancillary Agreements; (ii) any inaccurate representation or warranty made by seller or any of its affiliates in this Agreement or any of the Ancillary Agreements; or (iii) any solicitation of, or interference with, any Merchant Account.

4.2 Indemnification by Purchaser. Purchaser hereby agrees to defend, indemnify and hold harmless Seller and its affiliates, and each of their respective employees, members, stockholders, directors, managers, officers or agents (collectively, “Seller indemnitees”), from and against any loss, liability, damage, penalty or expense (including reasonable attorney’s fees, expert witness fees and costs of defense) any such Seller lndemnitee suffers or incurs from and after the effective date as a result of (i) any failure by Purchaser or any of its affiliates to comply with the terms of this Agreement or any of the Ancillary Agreements; or (ii) any inaccurate representation or warranty made by Purchaser or any of its affiliates in this Agreement or any of the Assignment Agreements.

4.3 Limitation of Liability. In no event shall either party be liable to the other party for any special, incidental, consequential or punitive damages of any nature or for any reason whatsoever regardless of the form or action, whether in contract, tort or otherwise even if advised of that possibility. Each party acknowledges and agrees that, except in the case of fraud or willful misconduct, following the Closing Date, the indemnification provisions contained herein shall be the sole and exclusive remedies of either party for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the non-breaching party shall be entitled to specific performance of the terms thereof in addition to any other remedy at equity.

4.4 Payment of Indemnity. Any indemnity claim shall be paid in immediately available funds by the indemnifying party to or on behalf of an indemnitee. Nothing contained herein shall in any way limit any rights Purchaser may have pursuant to any other agreement between Purchaser and Seller.

4.5 Survival. These indemnifications shall survive for a period of the later of either (i) three (3) years from the closing date or (ii) the expiration of the applicable statute of limitations applicable to claims based upon, involving, or connected with the subject matter of each respective indemnification.

ARTICLE FIVE

COVENANTS

5.1 Nonsolicitation. As of the Closing Date, (i) any Merchant that contributes to or comprises the fees paid in relation to the Portfolio Residual shall solely and exclusively be considered the customer of Purchaser, not Seller. For a period of ten (10) years from the Closing Date, none of Seller, including its any of its principals, executives, officers, directors, managers, employees, salespersons, or entities in which such principal has any interest, will directly or indirectly (i) induce, attempt to induce, interfere with, disrupt or attempt to disrupt any past, present or prospective business relationship, solicit, market to, endeavor to obtain as a customer, or contract with any Merchant whose Merchant Account contributes to or comprises the fees paid in relation to the Portfolio Residual in order to provide services to such Merchant in competition with Purchaser; or (ii) solicit or interfere with, disrupt or attempt to disrupt any past, present or prospective business relationship, contractual or otherwise any Person that is a party to any Assigned Agreement or Referral Agreements to terminate its contractual or business relationship with Purchaser. Any such action shall be a material breach of this Agreement.

5.2 Non-Disclosure. From the Closing Date and thereafter, Seller, and each of its directors, officers, managers, and employees will not directly or indirectly disclose to any third party or use for its or their benefit any Confidential Information of the Seller or the Purchaser related to the Purchased Assets, Assigned Contracts, Referral Agreements, and/or this Agreement (except in furtherance of this Agreement for the benefit of Purchaser).

5.3 Payments to Referral Partners. Purchaser shall have no liability or obligation, including but not limited to any payment obligations, with respect to any Referral Partner or any other Third-Party Residual Claimant accrued prior to the Closing Date. Seller shall, at its discretion, either purchase or acquire all rights to Residuals any such Third-Party Residual Claimant may have with respect to any Merchant Account or shall continue to comply with all payment obligations to such Third-Party Residual Claimant for Transactions prior to the Closing Date. Seller shall defend, indemnify and hold Purchaser harmless from and against any Liabilities arising from or in relation to any claims for compensation made by any Third-Party Residual Claimant in respect of any Merchant Account or other Purchased Asset. From and after the Closing Date, in the event that Seller defaults in its payment obligations to any Third Party Residual Claimant relating to any Merchant Account or other Purchased Asset, Purchaser shall be entitled (but under no obligation) to (a) deduct from any payments otherwise owing to Seller by Purchaser an amount equal to that amount then due and owing by Seller to such Third Party Residual Claimant, and pay such deducted sums directly to the Third Party Residual Claimant; and/or (b) cause Seller to assign to Purchaser any and all rights of Seller under any contract Seller has with such Third Party Residual Claimant solely to the extent that such contract applies or relates, in whole or in part, to any Merchant Account or other Purchased Asset.

5.4 Equitable Relief. If Seller or any of its Affiliates breaches, or threatens to breach, and of the provisions of Section 5.1 or if either party or any of its Affiliates threatens to breach, any of the provisions of Section 5.2, in addition to any other rights the non-breaching party may have, including claim for damages, the non-breaching party shall have the right to have the provisions of Section 5.1, 5.2, 5.3, as the case may be, specifically enforced by any court of competent jurisdiction, without presentment of a bond (such requirement being expressly waived by the parties), it being agreed that any breach or threatened breach of Section 5.1 or 5.2 would cause irreparable harm to the non-breaching party in that money damages would not provide an adequate remedy.

5.5 Power of Attorney. Seller does hereby irrevocably appoint Purchaser and its successors and assigns as Seller’s true and lawful attorney in fact, and hereby authorizes Purchaser: (a) to demand, collect, receive, sue, and give releases to any Merchant or Referral Partner for the monies due or which may become due upon or with respect to the Purchased Assets and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Purchased Assets, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Purchaser’s name or Seller’s name, as Purchaser may choose; (b) to prepare, file and sign Seller’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to Purchased Assets; (c) to receive, open, and dispose of all mail addressed to Seller for the purpose of collecting the Purchased Assets; (d) to endorse Seller’s name on any checks or other forms of payment on the Purchased Assets; and (e) to do all acts and things necessary or expedient, in furtherance of any such purposes. All of the power of attorney rights granted by Seller to Purchaser hereunder shall be applicable with respect to all Purchased Assets, Assigned Agreements, Referral Agreements and Merchant Agreements for Transactions or claims that accrued prior to the to the Closing Date and arise after the Closing Date.

5.6. Scope. Each party acknowledges and agrees that the restrictions contained in this Article 5 are reasonable and valid in geographical and temporal scope and in all other respects. If any provision of this Article 5 or the application hereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Article 5 and the application of such provision to any other party or circumstance shall not be affected thereby and shall be enforced to the maximum extent permitted under applicable law.

ARTICLE SIX

MISCELLANEOUS

6.1 Termination.

(a) This Agreement may, by written notice given at or prior to the Closing in the manner herein provided, be terminated and abandoned:

(i)	By mutual written consent of Seller and Purchaser; or

(ii)	By the Purchaser, if any of the conditions provided for the sale and purchase of the Purchased Assets have not been satisfied on or before the Closing Date; or

(iii)	By the Seller, if any of the conditions provided for the sale and purchase of the Purchased Assets have not been satisfied on or before the Closing Date.

(b) If this Agreement is terminated pursuant to this Section, then all further obligations of the parties hereunder shall terminate.

6.2 Survival. Unless otherwise set forth in this Agreement, the representations, warranties and covenants of the parties, contained in or made pursuant to this Agreement, shall survive the execution and delivery of this Agreement and the Closing, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Purchaser or the Seller.

6.3 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto will bear its respective expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants.

6.4 Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

6.5 Further Assurances. Each of the parties hereto agrees to furnish such information, to do all acts and things, and to execute and deliver such agreements, documents, certificates, and instruments as shall from time to time be reasonably required to effectuate the terms and provisions of this Agreement.

6.6 Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties hereto.

6.7 No Third-Party Beneficiaries. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties hereto, and nothing contained or referred to in this Agreement shall be deemed to confer upon any person other than the parties hereto any right (whether legal or equitable), benefit, claim, or remedy.

6.8 Severability. In the event any provision (or any part of any provision) contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent such provision (or part thereof) is invalid, illegal, or unenforceable.

6.9 Choice of Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its choice of law principles. In the event of any legal or equitable action arising under this Agreement, the parties hereto hereby agree that jurisdiction and venue for such action shall lie exclusively within either the state courts of New York located in New York County, New York. The parties hereby specifically waive any and all objections to venue in such courts, including without limitation any objection based on a claim of inconvenient forum. The parties also agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties agree to enter into mediation prior to trial in any suit, action, or proceeding arising out of or relating to this agreement. Purchaser and Seller each irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Any and all disputes may be resolved by means of mediation between the parties. Foregoing this or in the absence of reaching an agreement through mediation, the parties shall agree to binding arbitration with the prevailing party entitled to recovery of all cost including but not limited to attorney fees. Venue shall be New York.

6.10 Rules of Construction. Unless the context clearly indicates to the contrary, the following rules apply to the construction of this Agreement: (i) references to the singular include the plural, and references to the plural include the singular; (ii) words of the masculine gender include correlative words of the feminine and neuter genders; (iii) the headings or captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement, nor affect its meaning, construction, or effect; and (iv) the term “person” means any individual, corporation, partnership (whether general or limited), limited liability company, joint venture, estate, trust, association, organization, or other entity or governmental body. In addition, the parties hereto acknowledge and agree that each party has retained counsel in connection with the negotiation and preparation of this Agreement, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any schedule or exhibit hereto.

6.11 Notices. Any notice or other communication required or permitted by or in connection with this Agreement shall be in writing and shall be made electronically (with written confirmation of receipt), or by hand delivery (with written confirmation of receipt), or by nationally recognized overnight delivery service, or by certified mail (return receipt requested, postage prepaid), addressed to the parties at the appropriate address set forth below or at such other address as may be hereafter specified by written notice by the parties to each other. Notice shall be considered given as of the earliest of the date of actual receipt, or the date of hand delivery, one (1) calendar day after delivery to an overnight delivery service, or three (3) calendar days after the date of mailing, independent of the actual date of actual delivery or whether delivery is ever in fact made, as the case may be, provided the giver of notice can establish that notice was given as provided herein.

If to the Seller:	If to the Purchaser:

FFS Data Corporation	The OLB Group, Inc.
P O Box 3592	200 Park Avenue, Suite 1700
Abilene, Texas 79604	New York, NY 10166
Attention: Olan Beard	Attention: Ronny Yakov
Email: obeard@ffsdatacorp.com	Email: ronny@olb.com

6.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.13 Incorporation of Schedules and Exhibits. All schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

6.14 Entire Agreement; Amendment; Waiver. This Agreement, together with all schedules and exhibits hereto, contains the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior discussions, understandings, and agreements (whether oral or written) between them with respect thereto. No amendment to, or modification or waiver of, any of the terms of this Agreement shall be valid unless in writing and signed by the party against whom enforcement of such amendment, modification or waiver is sought. No failure or delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege, or the exercise of any other right, power, or privilege.

6.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY OF ANY CLAIMS OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENT TO EACH OTHER THAT THESE WAIVERS ARE MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL OF THEIR CHOICE. EACH OF THE PARTIES HERETO AGREES THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION WITHOUT A JURY.

6.16 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. This Agreement shall not be assigned by a party without the prior written consent of the other party, which shall not be unreasonably withheld. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.17 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[Signature on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

SELLER:

FFS DATA CORPORATION

By:	Olan Beard
Olan Beard, President

PURCHASER:

THE OLB GROUP, INC.

By:	Ronny Yakov
Ronny Yakov, CEO

Schedule 1.1 (a) – List of Merchants and their Contact Information for each Merchant Accounts

All Merchants in FDMS SYS 4139

Schedule 1.1 (c) – List of intellectual property need to run and maintain Purchased Assets

1.	Proprietary software application used to read txt files used by FFS.

Schedule 1.1 (f) – Assigned Agreements

1.	All Merchant Agreements for the Merchants in SYS 4139
2.	ISO Sponsorship Agreement
3.	FSP Agreement
4.	Referral Agreements

Schedule 1.1 (g)) - Accounts Receivable (related to Assigned Agreements)

(None)

Schedule 1.2 – List of Outstanding Liabilities

(None)

Exhibit A – Definitions

“Accounts Receivable” means all accounts and notes receivable of the Company solely in relation to the Portfolio Residual existing at the Closing Date.

“Acquirer” means a Person that has an arrangement with a Merchant to obtain Transaction Card Tickets from the Merchant and present the Transaction Card Tickets through an Interchange to an Issuer.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Agreement” means this Asset Purchase Agreement, including the Exhibits and Schedules attached hereto or otherwise incorporated by reference.

“Ancillary Documents” means the Bill of Sale, the Referral Agreements, Marketing Agreements, and the Assignment Agreement.

“Anniversary Date” means an anniversary of the Closing Date.

“Application” means the Merchant application used by Seller, as approved by Member and Seller.

“Application Materials” means the Application and all procedures and other materials developed to facilitate the execution of Merchant Agreements, as approved by Member and Seller.

“Assigned Contracts” or “Assigned Agreements” are used interchangeably, and each term means those contracts and/or agreements to which Seller is a party and which are assigned to Purchaser hereunder, including contacts and/or agreements that derive Portfolio Residual from Merchants. Purchaser shall have the right, but not the obligation to accept assignment over all Seller’s Assigned Contracts or Assigned Agreements, at Purchaser’s sole discretion.

“Assignment Agreement” means the consents and assignment of the ISO Sponsorship Agreement by Member from FFS to OLB or the FSP Agreement by FDMS from FFS to OLB.

“BIN” means a Bank Identification Number issued by Visa.

“Card Association” means Visa, Mastercard or any other association or credit or debit card issuing organization.

“Cardholder” means a Person has a Cardholder Account with an Issuer.

“Cardholder Account” means an arrangement between a Person and an Issuer that provides that the Person may use one or more Transaction Cards issued by the Issuer.

“CISP” means Visa’s Cardholder Information Security Program, as may be amended from time to time.

“Closing” means the consummation of the purchase and sale transactions contemplated by this Agreement, subject to the conditions within this Agreement.

“Closing Date” is defined in the preamble of the Agreement.

“Confidential Information” means all information of any kind concerning any party or its Affiliates, including but not limited to Client Information, Proprietary Information, Merchant Agreements, or Referral Agreements, obtained directly or indirectly from such party in connection with this Agreement except information (a) ascertainable or obtained from public or published information, (b) received from a third party not known by the receiving party to be under an obligation to the disclosing party to keep such information confidential, (c) that is or becomes known to the public (other than through a breach of this Agreement), or (d) that was in the receiving party’s possession prior to disclosure thereof to the receiving party in connection herewith.

“Data Security Requirements” means the PCI DSS developed by MasterCard and Visa, CISP, SDP and other similar requirements that apply to Persons that transmit, process or store Cardholder, Transaction Card or bank account information, as may be promulgated or amended by a Card or Electronic Payment Association or any local, state or federal legislative, judicial or administrative authority from time to time.

“Earn-Out Conditions” means the Attrition Guaranty required during the Guaranty Period.

“FDMS System” means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by FDMS to provide Transaction processing and related services.

“Effective Date” is defined in the preamble of the Agreement “Escrow Funds” is defined in Section 1.4.

“Fees” means the Processing Fees and any other fees payable under the FSP Agreement, ISO Sponsorship Agreement or any of their respective exhibit, schedule, appendix.

“FDMS” means First Data Merchant Services, LLC.

“FSP Agreement” means that certain service agreement between FDMS and Seller dated September 6, 2017.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or administrative or regulatory body.

“Guaranty Period” means each of calendar month 9, calendar month 10, calendar month 11, and calendar month 12 from the Closing Date.

“ICA” means an InterBank Card Association number issued by MasterCard.

“Interchange” means the contracts, agreements, rules, regulations and procedures governing the relationships between, or the actions in accordance with the contracts, agreements, rules, regulations and procedures by, any two or more Persons in connection with the Interchange Settlement.

“Interchange Settlement” means the process by which FDMS, on behalf of Seller (1) facilitates payment for MasterCard and Visa Transaction Card Tickets presented by Acquirers to Seller, (2) receives payment for MasterCard and Visa Transaction Card Tickets presented by Seller to Issuers, and (3) remits and receives payments for chargebacks and other Interchange fees and expenses of or payable by Seller.

“ISO Sponsorship Agreement” means that certain Transaction sponsorship agreement between Member and Purchaser dated January 5, 2017.

“Issuer” means a Person that has a Cardholder Account with a Cardholder.

“Knowledge” shall have the meanings set forth in subsections (a), (b) and (c) below:

(a)	An individual will be deemed to have Knowledge of a particular fact or other matter if (i) that individual is actually aware of the fact or matter or (ii) a prudent individual could be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonable investigation regarding the accuracy of the statement, a representation or warranty made with respect thereto.

(b)	A party, other than an individual, will be deemed to have Knowledge of a particular fact or other matter if any individual who is servicing, or who has at any time served, as a director, officer, member, partner, employee, agent, executor or trustee of that party (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) above), and any such individual will be deemed to have conducted a reasonable investigation regarding the accuracy of the statements, representations and warranties made herein by that party.

(c)	Seller’s Knowledge shall be deemed to include all Knowledge of its officers, directors.

“Laws” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, judicial and administrative decisions and interpretation applicable to Purchased Assets, including OFAC regulations, or other requirement or rule of law of any Governmental Authority.

“Liability” means any liability, debt, or other obligation of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) including any chargeback, fraud and credit-related losses arising from Transactions, excluding any liability for taxes.

“Legal Requirements” means any Laws, as amended or promulgated from time to time.

“Lien” means any mortgage, pledge, assessment, security interest, lien, license, royalty payment, liability, interest, adverse claim, levy, charge or other encumbrance of any kind, or any right of first refusal, conditional sale contract, option, title retention contract, or other contract to give or to refrain from giving any of the foregoing

“MasterCard” means MasterCard International Incorporated or its successors or assigns.

“Material Adverse Effect” means a material adverse effect on (i) the Merchant Accounts that contribute to the Portfolio Residual; and/or (2) the total revenue generated through Portfolio Residual.

“Member” means First National Bank of Albany/Breckenridge.

“Merchant” means any customer for whom the Seller receives residual payments as a component of the Portfolio Residual; merchants are individually referred to as a “Merchant,” and collectively referred to as the “Merchants.” The Merchants are further identified in one or more schedules attached hereto and incorporated herein by reference.

“Merchant Account” means the processing account established for the Merchant upon execution of the Merchant Agreement.

“Merchant Agreement” each Merchant’s respective agreement(s) with Seller and/or one or more third party credit, debit, and/or gift card processors for such services and related goods, including the Merchant Applications.

“MM101 Report” means a monthly profitability of the Purchased Assets provided by FDMS.

“OFAC” means the United States Department of the Treasury Office of Foreign Assets Control.

“Pass-Through Costs and Interchange” means the amounts charged by Card Associations (including interchange fees, dues, assessments and other liabilities, and debit network fees) in connection with the Transactions.

“PCI DSS” means the payment card industry data security standard (or any successor standards) as established by Mastercard, Visa, and other networks or Card associations.

“Person” means any general partnership, limited partnership, corporation, limited liability company, bank or other financial institution, joint venture, trust, business trust, governmental or regulatory body or agency or authority, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

“Personal Information” means any information that is “personally identifiable” within the meaning of the Gramm-Leach-Bliley Act (15 U.S.C. § 6801, et seq.), as amended from time to time, and its implementing regulations.

“Portfolio Residual” means Seller’s rights to and/or ownership interests in the past, present, and all future revenue generated collected from the Purchased Assets, less all Fees, present and future Pass-Through Costs and Interchange, and Special Fees.

“Processing Agreements” means FSP Agreement, ISO Sponsorship Agreement, and any agreement with a third party used by Seller in connection with the Merchant’s transactions.

“Processing Fees” means all fees and charges incurred for services performed at the prices set forth in the Processing Agreements, with the exception of Special Fees, Pass-Through Costs and Interchange, and all charges for taxes and interest.

“Purchased Assets” is defined in Section 1.1(a)

“Purchaser” means The OLB Group Inc.

“Referral Partner” means a natural person or entity that refers prospective new Merchants to Seller, or that otherwise acts as a reseller, agent or other representative of Seller in connection with originating Merchant relationships or the marketing, soliciting, reselling or facilitating of the Transactions, automated clearing house and point of sale equipment, software and related goods and services to Merchants or prospective Merchants.

“Referral Agreement” means any contract or agreement (oral or written) (i) between Seller and any Referral Partner; and (ii) any contract or agreement (oral or written) to which Seller has assumed certain rights in relation to a Merchant Account secured through the efforts of a Referral Partner.

“Residuals” means any periodic payments as set forth in the Referral Agreement from the Merchant Accounts that a Referral Partner referred to Seller.

“Rules” means the by-laws, regulations and/or requirements that are promulgated by the Card Associations (including, without limitation, the Data Security Requirements), and Laws in each case as may be in effect from time to time.

“SDP” means the MasterCard Site Data Protection Program, as may be amended from time to time.

“Seller” means FFS Data Corporation.

“Special Fees” means the amounts payable by Seller to FDMS on a pass-through or reimbursement basis for services or goods provided by a third party, including gateway fees, surcharges, customer specific setup fees, tariff line rates, WATS lines rates, data circuit charges and any other rates charged to FDMS by a communications common carrier, postage costs (at the 1st class rate), courier costs and costs of forms.

“Specified Intellectual Property” means all ideas, inventions, developments and improvements conceived and/or reduced to practice, patents, trademarks, service marks, trade names, copyrights, know-how, trade secrets, licenses, information and proprietary rights and processes necessary to manage and maintain the Purchased Assets without any conflict with, or infringement of, the rights of others, as set forth on Schedule 1.1(c).

“Ticket” means a sales slip, cash advance slip or returned merchandise slip submitted by a Merchant.

“Third Party Residual Claimant” means any Person (other than Seller or its Affiliates but including any of its principal) that claims any right to receive Residuals with respect to any Merchant Account, including but not limited to any Referral Partner.

“Transaction” means the purchase by a Cardholder of goods or services from a Merchant by use of a Transaction Card.

“Transaction Card” means a payment card issued pursuant to a license from any Card Association for which Seller currently provides service support, including any credit card, debit card or any small business account card, purchasing account card or corporate travel and expense account card.

“Visa” means VISA U.S.A. Inc. or VISA INTERNATIONAL or either of their successors and assigns.